Exhibit 99.1

For Immediate Release	333 SOUTH GRAND AVENUE
SUITE 400
LOS ANGELES, CALIFORNIA
90071

▪	MAGUIRE PROPERTIES REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

LOS ANGELES, May 4, 2004 – Maguire Properties, Inc. (NYSE: MPG), a real estate investment trust, today reported net income available to common shareholders for the quarter ended March 31, 2004 of $5.9 million, or $0.14 per basic and diluted share. Funds from operations (FFO) available for common shareholders for the first quarter were $19.4 million, or $0.46 per basic and diluted share. For the first quarter of 2004, the weighted average number of basic and diluted common shares outstanding was 42,329,921 and 42,578,570 respectively.

Significant First Quarter and Recent Events

•	Approximately 400,000 square feet of new leases and renewals year-to-date comprised of:
➢	A renewal and expansion of law firm Brown Winfield at One California Plaza of approximately 46,000 square feet
➢	An early lease renewal to 2013 with CB Richard Ellis at KPMG Tower for over 25,000 square feet
➢	A new lease agreement through 2020 completed in April with East West Bancorp for over 66,000 square feet at Plaza Las Fuentes
➢	An early lease renewal through 2022 completed in May with Munger, Tolles & Olsen for approximately 161,000 square feet at KPMG Tower

•	Completed acquisition of Park Place, a 1.7 million square foot Class A office park on 15 acres located in Orange County, California for $260 million.

Mr. Richard Gilchrist, President and Co-Chief Executive Officer commented, “Southern California economic and commercial real estate trends generally remain solid. In particular, the Greater Airport submarket in Orange County and Pasadena in the Tri-Cities market experienced notable activity during the quarter, with strong leasing trends and increased occupancy rates. We are encouraged by the good traction we continue to see regarding leasing activity in all our markets. Our acquisition of Park Place was successfully completed subsequent to the end of the quarter, and we remain pleased with the strong entry into Orange Country provided by this premier office campus. We continue to focus on leveraging our market position and relationships in the increasingly dynamic Southern California region to identify and close on additional acquisitions during 2004 and beyond.”

The Company currently owns a portfolio, including Park Place, totaling 12.4 million feet consisting of ten office properties with approximately 8.8 million net rentable square feet, a 350-room hotel with 266,000 square feet, and total on- and off-site parking of approximately 3.3 million square feet, accommodating a capacity of over 12,000 vehicles. The Company also owns an undeveloped two-acre land parcel adjacent to an existing office property that can support future office development.

213.626.3300 MAIN
213.687.5758 FAX
WWW.MAGUIREPROPERTIES.COM

EPS and FFO Per Share Projections
The Company’s guidance for the second quarter and the full year of 2004 for earnings per share (EPS) (diluted) and funds from operations (FFO) per share (diluted) is set forth and reconciled below. The prior guidance for the full-year 2004 of $2.11 – $2.21 has been adjusted to reflect a charge of approximately $1.5 million to be recorded in the second quarter of 2004 related to the severance and recruitment costs associated with the replacement of the Company’s former Senior Vice President, Leasing and the impact of the early lease renewal with Munger, Tolles & Olsen.

	Second Quarter	Full-Year
	2004	2004
	(Low - High)	(Low - High)
Projected net income per common share (diluted)	$0.07 -$0.12	$0.57-$0.77
Add:
Real estate depreciation and amortization	$0.38 - $0.34	$1.50-$1.40
Projected funds from operations per common share (diluted)	$0.45 - $0.46	$2.07-$2.17

The foregoing estimates reflect management’s view of current and future market conditions, including certain assumptions with respect to rental rates, occupancy levels and acquisitions. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Teleconference and Webcast
Maguire Properties will conduct a conference call and audio web cast at 10:00 A.M. Pacific Time (1:00 P.M. Eastern Time) tomorrow to discuss the financial results of the first quarter and provide a company update. The conference call can be accessed by dialing 800-443-9874 (Domestic), or 706-634-1231 (International). A replay will be available through May 12, 2004 by dialing 800-642-1687 (Domestic) or 706-645-9291 (International). The required passcode for the replay is 6586040. The live conference call and replay can be accessed via audio web cast at the Investor Relations section of the Company’s web site, www.maguireproperties.com, or through CCBN at www.fulldisclosure.com.

About Maguire Properties, Inc.
Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com

Business Risks
This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the Company’s growth and expansion into new markets to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with our company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the Form 10 K filed by the Company with the Securities and Exchange Commission on March 30, 2004. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties
Peggy Moretti
Vice President, Investor Relations
(213) 613-4558
or
Financial Dynamics:
	Investors:	Leigh Parrish, Teresa Thuruthiyil
(415) 439-4521
	Media:	Chris Toth, Ron Heckmann
(415) 439-4503

(Tables follow)

MAGUIRE PROPERTIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	THE	THE
	COMPANY	COMPANY
	March 31, 2004	December 31, 2003
	(unaudited)	(audited)
ASSETS
Investments in real estate:
Land	$170,285	$170,285
Acquired ground lease	30,425	30,425
Buildings and improvements	1,347,852	1,346,923
Tenant improvements	132,063	130,629
Furniture, fixtures, and equipment	6,622	5,639

	1,687,247	1,683,901
Less: accumulated depreciation and amortization	(144,882)	(130,452)

Net investments in real estate	1,542,365	1,553,449

Cash and cash equivalents	278,186	43,735
Restricted cash	31,256	39,164
Rents and other receivables	7,724	7,887
Deferred rents	15,528	14,129
Due from affiliates	3,478	2,607
Deferred leasing costs, net	75,519	74,908
Deferred loan costs, net	18,167	23,659
Acquired above market leases, net	11,313	12,451
Other assets	13,533	3,198

Total assets	$1,997,069	$1,775,187

LIABILITIES AND STOCKHOLDERS’ EQUITY AND OWNERS’ DEFICIT
Mortgage loans	$1,161,250	$1,161,250
Other secured loans	50,000	50,000
Accounts payable and other liabilities	55,636	58,216
Dividends and distributions payable	25,059	21,458
Capital leases payable	6,264	6,537
Acquired lease obligations	43,988	45,724

Total liabilities	1,342,197	1,343,185

Minority interests	84,917	88,578

Stockholders’ equity and owners’ deficit:
Preferred stock, $0.01 par value, 50,000,000 shares authorized:
7.625% Series A Cumulative Redeemable Preferred Stock, $25.00 liquidation preference, 10,000,000 shares issued and outstanding	100	-
Common stock, $0.01 par value, 100,000,000 shares authorized, 42,645,711 shares issued and outstanding	426	426
Additional paid in capital	646,756	406,133
Unearned and accrued stock compensation, net	(3,294)	(3,800)
Accumulated deficit and dividends	(77,014)	(65,884)
Accumulated other comprehensive income, net	2,981	6,549

Total stockholders’ equity and owners’ deficit	569,955	343,424

Total liabilities and stockholders’ equity and owners’ deficit	$1,997,069	$1,775,187

MAGUIRE PROPERTIES, INC. AND
MAGUIRE PROPERTIES PREDECESSOR
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	THE	THE
	COMPANY	PREDECESSOR
	Three Months ended	Three Months ended
	March 31, 2004	March 31, 2003
	(unaudited)	(unaudited)
Revenues:
Rental	$38,841	$14,398
Tenant reimbursements	19,860	7,279
Hotel operations	5,199	4,488
Parking	7,643	3,040
Management, leasing and development services to affiliates	697	1,488
Interest and other	851	445

Total revenues	73,091	31,138

Expenses:
Rental property operating and maintenance	15,295	6,371
Hotel operating and maintenance	3,711	3,505
Real estate taxes	5,320	1,575
Parking	2,079	651
General and administrative	3,763	3,612
Depreciation and amortization	17,082	5,511
Interest	14,110	12,097
Other	673	144

Total expenses	62,033	33,466

Income (loss) before equity in net income (loss) of real estate entities and minority interest	11,058	(2,328)

Equity in net income (loss) income of real estate entities	-	894

Income (loss) before minority interests	11,058	(1,434)
Minority interests	1,529	144

Net income (loss)	9,529	(1,578)
Preferred stock dividends	3,601	-

Net income (loss) allocable to common shareholders	$5,928	$(1,578)

Basic income per share available to common shareholders	$0.14

Diluted income per share available to common shareholders	$0.14

Weighted-average common shares outstanding:
Basic	42,329,921

Diluted	42,578,570

MAGUIRE PROPERTIES, INC.
FUNDS FROM OPERATIONS (a)
(In thousands except per share data)

Three Months Ended
March 31, 2004
(unaudited)
Reconciliation of net income to funds from operations:
Net income allocable to common shareholders	$5,928
Adjustments:
Minority interests	1,529
Real estate depreciation and amortization	16,991

Funds from operations allocable to common shareholders and unitholders (FFO):	$24,448

Company share of FFO (b)	$19,435

FFO per share - basic and diluted	$0.46

(a)	We calculate funds from operations, or FFO, as defined by the National Association of Real Estate Investment Trusts, or NAREIT, FFO represents net income (loss) (computed in accordance with accounting principles generally accepted in the United States of America, or GAAP), excluding gains (or losses) from sales of property, extraordinary items, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization, gains (or losses) from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other equity REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

(b)	Based on a 79.5% interest in operating partnerships for quarter ended March 31, 2004.